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                                                              Exhibit 10.23
              EMPLOYMENT AND NONCOMPETITION AGREEMENT


          EMPLOYMENT AND NONCOMPETITION AGREEMENT ("Agreement"), effective as of April 1, 1994, between T. Wallace Wrathall
("Employee") and Comshare, Incorporated ("Employer").



                        W I T N E S S E T H:


         WHEREAS, Employee has been serving in the position of Group Vice President - Finance and Administration pursuant to an employment agreement between Employee and the Corporation dated
October 15, 1985, as amended September 8, 1990 ("Prior
Agreement"); and

         WHEREAS, Employer wishes to employ Employee as President and Chief Executive Officer upon the terms and conditions set forth in this Agreement, and Employee wishes to accept employment under such terms;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

         1.   Employment Period.

              (a) Employer hereby agrees to employ Employee, and Employee hereby accepts employment from Employer for a term commencing on April 1, 1994 ("Effective Date") and ending four
(4) years from the Effective Date; provided, however, that (i) upon the first anniversary of this Agreement and upon each succeeding anniversary thereof, the term shall be deemed automatically extended for one additional year ("Employment Period") unless on or prior to a date sixty (60) days immediately preceding such anniversary either the Employee or the Board of Directors of the Employer determines not to extend such term; (ii) if at any time this Agreement is terminated by the Employer other than for cause (as defined in (b), below), Employee shall be entitled to receive the payments set forth in
Section 8 hereof; and (iii) the Employment Period shall cease upon Employee's death, disability (as defined in Section 7), or retirement on or after age 65; subject, however, to Employee's rights under this Agreement and any employee benefit plan of the Employer, whether or not insured, then maintained for the benefit of salaried employees.

              (b) Termination of Employee by the Employer shall be deemed to be "for cause" if Employee is dismissed for dishonesty or conviction of a felony or for a material default in his performance of obligations under this Agreement after Employee's receipt of written notice from the Board of Directors describing the default and Employee's failure to remedy such default within sixty (60) days after receipt of such notice.

         2. Replacement of Prior Agreement. This Agreement replaces and supercedes the Prior Agreement in its entirety;
with the exception of Section 10 of the Prior Agreement, which is carried over and continued as Section 10 herein.

         3.   Services.

              (a) During the Employment Period, Employee shall serve Employer as President and Chief Executive Officer of Employer and, accordingly, shall have primary responsibility for the day-to-day business operations of Employer. Employee's responsibilities shall be consistent with his position, including those prescribed in the Bylaws of the Employer. Employee shall assume such additional responsibilities as may be reasonably required or assigned by the Board of Directors of the Employer, except that the performance of any additional responsibilities shall not require Employee to change his residence from Ann Arbor, Michigan unless first consented to by Employee, and such additional responsibilities shall be consistent with Employee's position of President and Chief Executive Officer of the Employer. For purposes of this Agreement, the term "Employer" shall mean any corporate or other successor to all or substantially all of the business and properties of the Employer. Notwithstanding the foregoing, Employee understands and agrees that in the performance of his duties he shall at all times be subject to the control and supervision of the Board of Directors of Employer.

              (b) If, in addition to the position of President and Chief Executive Officer, Employee serves as a director of the Employer, or as a member of any committee of the Board of Directors, or as an officer or a director of a subsidiary of the Employer, Employee shall receive no additional compensation for such service.

              (c) During the Employment Period, Employee shall devote substantially his full business time and effort to the performance of his responsibilities for the Employer. His services to the Employer shall be rendered to the best of his ability and with loyalty to the Employer. He shall not during the term of his employment, without the prior approval of the Board of Directors, agree to render or render any service to any person, firm or corporation other than the Employer, except
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for services for philanthropic, social, educational or community organizations outside of regular business hours, nor will Employee have any position or interest, directly or indirectly, in any organization which is competitive with any business then actively conducted by the Employer other than the ownership of not more than two (2%) percent of the outstanding stock of a corporation whose stock is held of record by more than 500 stockholders and is listed on a national securities exchange or is actively traded in the over-the-counter market.

         4.   Salary, Bonus and Benefits.

              (a) Employer shall pay Employee an annual base salary of $300,000, payable in equal, bi-weekly installments, with increases subject to annual review by the Compensation Committee. The Compensation Committee shall recommend any base salary increases to the Board of Directors for final confirmation. Employee's base salary, as adjusted from time to time, shall not be decreased unless it is part of a compensation reduction program promulgated in response to adverse business or financial conditions and applicable, in similar proportionate amounts, to senior executives of the Employer in general.

              (b) In addition to the Base Salary payable to Employee pursuant to Section 4(a), Employee shall be eligible to participate in the health insurance, disability insurance and other health and welfare benefit programs and employee stock ownership, profit sharing and incentive programs of the Employer offered to other senior executives of the Employer. Employee's participation in any incentive compensation program of the Employer shall be at a level appropriate for a Chief Executive Officer, and his share of incentive compensation, by dollar amount and percentage, shall increase not less than proportionately with any other senior executive of the Employer.

         5. Business Expenses. The Employer shall pay or reimburse Employee promptly, upon presentation of appropriate vouchers, for all travel, business and entertainment expenses reasonably incurred by Employee in connection with the business of the Employer. Employee shall submit to the Employer periodic reports of such expenses and other disbursements not less often than once each calendar month. In addition, to the extent provided to other senior executives, during the Employment Period, the Employer shall provide Employee with the use of an automobile, and reimburse Employee for car related expenses in accordance with policies of the Employer as in effect from time to time.

         6. Vacations. Employee shall be entitled to reasonable vacations each year in accordance with the policies of the Employer in effect for salaried personnel at such time.
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         7.   Disability.  If Employee becomes physically or
mentally unable to perform his duties under this Agreement, as determined by resolution of the Board of Directors (which shall be based upon certified reports following a thorough examination by at least two qualified medical experts, one of whom shall be Employee's personal physician) and such capacity continues for a period of twelve (12) consecutive calendar months, then Employee's salary hereunder may be suspended by the Employer upon written notice to Employee to such effect, until such time as the Board of Directors determines by resolution (which may be based upon certified reports submitted following re-examination by the qualified medical experts selected by the Employer) that such physical or mental incapacity no longer exists and Employee is able to resume performance of such duties.

         If Employee's salary is suspended during any year or portion thereof with respect to which incentive compensation is payable, then such incentive compensation, if any, shall be due for only that part of such year during which such suspension is not in effect.

         In the event Employee's salary is suspended pursuant to this Section 7, Employee shall be entitled to receive disability payments from the effective date of such suspension under any employee benefit plan, whether or not insured, then maintained by the Employer for the benefit of salaried employees.

         8.   Termination Upon Material Breach by Employer.

              (a) Upon the occurrence of a material breach of this Agreement by the Employer, including the Employer's termination of Employee for any reason except cause, as defined in Section 1(b), or upon any substantial change in Employee's title, responsibilities or location inconsistent with Section 3 hereof, Employee shall have the right to terminate this Agreement by giving the Employer written notice, within thirty
(30) days following the occurrence of such material breach. In the event of such election, Employee shall have no further obligations under this Agreement other than pursuant to Sections 8(b), 11, 12 and 13 and shall be entitled to receive (in addition to any amounts then payable as incentive compensation) liquidated damages equal in amount to the salary Employee otherwise would be entitled to receive pursuant to the provisions of Section 4(a) hereof for a period of three (3) years immediately following the date of such termination but in no event longer than the then unexpired term of this Agreement, payable in installments as provided in Section 4(a).
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              (b)  If, however, at any time after one (1) year
from such termination and within such three (3) year liquidated damages period, referenced in Section 8(a), Employee obtains other employment as an executive officer of a corporation or an equivalent position with a non-incorporated entity, each payment to Employee of liquidated damages shall be reduced by an amount (but not to exceed one-half (1/2) of such payment) equal to the amount of Employee's compensation for such period with respect to such other employment. Employee shall promptly notify the Employer of the amount of his compensation from such other employment if he obtains other employment.

         9.   Termination Following Change of Control.

              (a)  Employee agrees not to terminate his
employment and to retain his duties under this Agreement with the Employer (including the duties as Chief Executive Officer of a separate, independent corporation; i.e., not a division of a successor corporation) for a period of twelve (12) months following a change in control (as defined in (d) below) of the Employer. At the end of the twelve (12) month period, Employee may voluntarily terminate his employment under this Agreement and receive the compensation and benefits that he would have received under Section 8, as if the Employer had committed a material breach under the Agreement. Provided, however, that the mitigation provisions in Section 8(b) shall still apply, and Employee shall not be entitled to any payment under this Section 9 if Employee already is entitled to payments under Section 8.

              (b)  In the event that (i) Employee is
involuntarily terminated by the Employer or its successor for any reason other than cause (as defined in 1(b)) during the twelve (12) month period following a change in control, or (ii) Employee terminates for "good reason" (as defined in (c) below) within twelve (12) months following a change in control of the Employer, Employee shall have the right to terminate this Agreement, in the same manner, and with the same effect, as provided in Section 8 hereof with respect to termination by Employee following a material breach of this Agreement by the Employer, including the right to receive the payments provided by Section 8. Notwithstanding the foregoing, the mitigation provisions of Section 8(b) shall apply to any payments due Employee under this Section 9, and Employee shall not be entitled to payment under Section 9 if already entitled to payment under Section 8.

              (c) The Employee may terminate employment for "good reason" during the twelve (12) month period immediately following a change in control after the occurrence of any of the following events during such twelve (12) month period:
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                   (i)    if, following a change in control,
there is any diminution in the Employee's position, duties, responsibilities and status with the Employer as in effect immediately prior to the change in control (including the change of his title and responsibilities to anything less than Chief Executive Officer of a separate, independent corporation; i.e., not a division of a successor corporation), or there is a significant adverse alteration in the Employee's reporting responsibilities, titles, or offices from those in effect immediately prior to the change in control, or if the Employee is removed from his position, except due to a promotion or in connection with the termination of the Employee's employment for cause, or by the Employee other than for good reason;

                   (ii) if, following a change in control, the Employer reduces the Employee's base salary in effect immediately prior to the change in control, or the Employer fails to continue any bonus plans in which the Employee participated immediately prior to the change in control without the substitution of a comparable replacement plan, or the Employer fails to continue the Employee's participation in such bonus (or comparable) plans on at least the same basis as in effect immediately prior to the change in control;

                   (iii) if, following a change in control, the Employer fails to continue in effect (and without substitution of a comparable plan) any benefit or compensation plan, stock purchase plan, stock option plan, life insurance plan, health and hospitalization plan or disability plan in which the Employee participated immediately prior to the change in control, or the taking of any action by the Employer that would adversely affect the Employee's participation in or materially reduce the Employee's benefits under any of such plans (or replacement plans);

                   (iv)   if the Employer materially breaches
any provision of this Agreement;

                   (v)    if the Employer fails to obtain a
satisfactory agreement from any successor to assume and perform this Agreement, as contemplated in Section 14 hereof.

If the Employee believes that he is entitled to terminate his employment with the Employer for Good Reason, he may apply in writing to the Board of Directors for confirmation of such entitlement prior to the Employee's actual separation from employment. The submission of such a request by the Employee shall not constitute "cause" for the Employer to terminate the Employee under Section 1(b) hereof. If the Employee's request for a termination of employment for good reason is denied, then
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the parties may proceed to court pursuant to Section 13 hereof, and both parties shall use their best efforts in good faith to resolve the claim as quickly as possible.

              (d) For purposes of this Agreement, a change in control shall be defined as:

                   (i)    the election of a Board of Directors
of the Employer, a majority of the members of which were nominees of a person (including an individual, a corporation, partnership, joint venture, trust or other entity) or a group of persons acting together (other than the Weyerhaeuser Family, as designated in the Employer's proxy statement or persons who were members of the Board of Directors or officers of the Employer as of the 1994 annual meeting of shareholders, or an employee stock ownership plan approved by a majority of such members of the Board of Directors), following the acquisition by such person, group of persons or plan of ownership (directly or indirectly, beneficially or of record) of twenty-five (25%) percent, or more, of the outstanding common stock of the Employer;

                   (ii)   the acquisition of ownership by a
person or group of persons described in subparagraph (a) above of fifty-one (51%) percent, or more, of the outstanding common stock of the Employer;

                   (iii)  a sale of all or substantially all of
the assets of the Employer to any entity not controlled by the Weyerhaeuser Family or by persons who were members of the Board of Directors or officers of the Employer as of the 1994 annual meeting of shareholders, or by any employee stock ownership plan for the benefit of employees of the Employer; or

                   (iv)   a merger, consolidation or similar
transaction between the Employer and another entity if a majority of the members of the Board of Directors of the surviving company are not Continuing Directors. The term "Continuing Directors" means persons (i) who are members of the Board of Directors of the Employer immediately before the change in control and (ii) who also were members of the Board of Directors of the Employer immediately following the 1994 annual meeting of shareholders or are new directors whose election by the Board of Directors, or nomination for election by the Employer's shareholders, was approved by a vote of at least a majority of the directors in office at the time of such election or nomination who either were directors immediately following the 1994 annual meeting of shareholders or whose election or nomination for election was previously approved as provided above.

         10. Payment for Stock Options Upon Termination. In the event of termination of this Agreement pursuant to either Sections 8 or 9 of this Agreement, Employee may elect, within 30 days of his termination, to surrender to the Employer some or all of his outstanding stock options that were granted prior to August 1, 1994 and are then held by Employee, whether or not then exercisable by their terms, and, upon such surrender, the Employer shall pay Employee in cash for each share subject to such options an amount equal to the difference between the per share exercise price of the shares subject to such options and the per share closing price of the Employer's outstanding stock on the effective date of such termination, as shown by the NASDAQ National Market System quotations or the transactions on any stock exchange on which such stock may then be listed or, if higher, the average price per share paid in cash in connection with any change of control transaction described in Section 9 or, if applicable, the per share fair market value of any other consideration given incident to any such transaction.

         11. Confidential Information. The Employee agrees that for and during the term of his employment with Employer and for five (5) years thereafter, any data, figures, projections, estimates, customer lists, tax records, personnel histories and records, information regarding manufacturing processes or techniques, information regarding sales, information regarding properties and any other information regarding the business, operations, properties or personnel of Employer (collectively referred to herein as "Confidential Information") disclosed to or learned by the Employee shall be held in confidence and treated as proprietary to Employer, and the Employee agrees not to use or disclose any Confidential Information except to promote and advance the business interests of Employer.
Further, upon termination of this Agreement for any reason, the Employee agrees that he shall continue to treat such Confidential Information as private and privileged and shall not use for his own benefit or for the benefit of any other person or entity, Confidential Information except upon the written authorization of Employer, and he will immediately return to the Employer and refrain from taking or copying any documents containing Confidential Information. The Employee agrees that the Employer shall be entitled to immediate (i.e., without prior notice) preliminary and final injunctive relief to enjoin and restrain the unauthorized disclosure or use of Confidential Information, to enjoin and restrain him from the unauthorized taking or copying of documents containing Confidential Information or to compel his to return any such documents to Employer.
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         12.  Noncompetition.

              (a) For a period of two (2) years or such period for which the Employee continues to receive compensation from the Employer following his termination of employment, whichever period is longer, Employee shall not compete with the Employer or invest in, own, operate, manage or consult with, become an employee, agent, representative, independent contractor, partner, co-venturer, officer, consultant or director of, or act on behalf of, or perform services for, any individual or component of a direct competitor of the Employer anywhere in the world (subject to Employee's receipt of a waiver from the Employer, as set forth in paragraph (b), below). At the time of Employee's termination of employment, the Employer, in good faith, shall prepare a list of the Employer's direct competitors during the twelve (12) month period immediately preceding the Employee's date of termination. For purposes of preparing such list, the term "direct competitor" shall mean an individual or organization offering one or a combination of packaged software application products for executive information systems, statutory financial consolidation, enterprise budgeting and merchandise planning for soft goods retailers, plus such other areas of applications that the Employer may have added (or minus such areas of applications that the Employer may have dropped) as of the date on which the Employee terminates employment with the Employer.

              (b)  Notwithstanding the foregoing, with the
written consent of the Board of Directors of the Employer (which consent shall not be unreasonably withheld), and during the noncompetitive period of this Section 12, Employee may obtain a waiver to work with a non-competitive component of a direct competitor. The Employer's Board of Directors shall consider such request in good faith and promptly respond to the Employee. The ownership by the Employee of less than 2% of the outstanding stock of an employer traded on a national securities exchange or quoted on the NASDAQ National Market System and having more than 1,000 shareholders shall not be a violation of this Section 12.

         13.  Disputes.   It is mutually agreed between the
parties that any dispute, claim or controversy involving the interpretation of this Agreement or the terms, conditions or termination of this Agreement or the terms, conditions or termination of Employee's services with Employer shall be resolved by a court of competent jurisdiction. Both parties agree to act timely and in good faith to resolve any disputes hereunder. Each party shall be responsible for his or its respective legal fees, including court costs and attorneys fees.

         14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Employer and its affiliates, successors and assigns, and shall be binding upon and inure to the benefit of Employee and his legal representatives and assigns, provided that in no event shall Employee's obligations to perform future services for Employer and its affiliates be delegated or transferred by Employee. Employer may assign or transfer its rights hereunder to any of its affiliates or to a successor Employer in the event of merger, consolidation, or transfer or sale of a majority of the shares of the capital stock of Employer or all or substantially all of the assets of Employer, provided that such affiliate or successor Employer acknowledges to Employee in writing its duties and obligations to Employee hereunder on or before the date of effectiveness of such assignment or transfer.

         15.  Modification or Waiver.  No amendment,
modification or waiver of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification or waiver is sought. No course of dealing between the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of Employer or Employee in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by Employer or Employee of any such right or remedy shall preclude other or future exercise thereof. A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

         16. Governing Law. This Agreement and all rights, remedies and obligations hereunder, including, but not limited to, matters of construction, validity and performance shall be governed by the laws of the State of Michigan.

         17. Severability. Whenever possible each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement.

         18. Counterparts. This Agreement may be executed in separate counterparts each of which is deemed to be an original and all of which taken together constitute one and the same
Agreement.

         19. Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not affect the construction or interpretation of this Agreement.

         20.  No Strict Construction.  The language used in this
Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                          COMSHARE, INCORPORATED



                          By:/S/ Daniel T. Carroll
                             Daniel T. Carroll
                             Chairman of the Compensation
                               Committee



                          /S/ T. Wallace Wrathall
                          T. Wallace Wrathall, Employee